Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports 54% Increase in Earnings and Record Revenue for the Quarter Ended March 31, 2006

TAMPA, FL – (PR Newswire)—May 4, 2006—Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported record net income for the quarter ending March 31, 2006 of $4.5 million or $0.23 per fully diluted share, as compared with net income of $2.9 million or $0.15 per fully diluted share in the first quarter of last year, an increase of 54%.

Total revenue for the quarter was $178.8 million, a 10.9% increase over first quarter revenues of $161.1 million last year, driven both by increases in transportation revenues and by increased fuel surcharges. This represents the thirteenth consecutive quarterly year-over-year increase in revenues. Transportation revenues increased 6.8% from the prior-year quarter as a result of a continued strong rate environment and an increase in miles.

Commenting on the results and outlook, Chief Executive Officer Jerry Detter said, “We are pleased with the continued improvement in our profitability. We continue to make progress building upon the initiatives we undertook in the second half of last year in the areas of execution and process. Our driver base is up 184 drivers or 5.8% as compared to March 31 of last year and is up 3.6% as compared to year-end. We continue to have a strong pipeline of sales opportunities and we remain optimistic regarding the prospects for the balance of the year.”

Chief Financial Officer Timothy Page stated, “Our first quarter results include approximately $238,000 of stock option expense in conjunction with our adoption of FASB 123R and $362,000 of compensation expense related to stock units granted to our CEO in June of last year. This stock unit grant will be fully vested and expensed as of December 31, 2006. None of these additional non-cash compensation costs, which represent approximately $0.03 of earnings per fully diluted share, were reflected in the prior year’s results.”

As previously announced, the Company will host a conference call for investors to discuss these results on Friday, May 5, 2006 at 8 a.m. Eastern time. The dial-in number is 800-289-0494 toll free; the passcode is 4756047. A replay of the call will be available until June 7, 2006, by dialing 888-203-1112; passcode 4756047. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and Transplastics, Inc., a division of Quality Carriers, Inc., and through its affiliates and owner-operators, manages approximately 3,700 tractors and 7,600 trailers. The Company provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This earnings release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve anticipated operating results in fiscal 2006; the loss of the Company’s ability to use net operating losses; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2006	2005
OPERATING REVENUES:
Transportation	$142,312	$133,214
Other service revenues	18,104	16,854
Fuel surcharge	18,334	11,070

Total operating revenues	178,750	161,138

OPERATING EXPENSES:
Purchased transportation	121,581	110,983
Compensation	17,881	14,575
Fuel, supplies and maintenance	10,943	7,157
Depreciation and amortization	3,937	4,453
Selling and administrative	5,265	6,271
Insurance claims	3,884	3,802
Taxes and licenses	790	617
Communications and utilities	2,548	2,056
Gain on disposal of property and equipment	(157)	(28)
PPI class action settlement and related expenses	—	509

Total operating expenses	166,672	150,395

Operating income	12,078	10,743

Interest expense, net	7,134	6,313
Write off of debt issuance costs	—	1,110
Other (income) expense	(138)	33

Income before taxes	5,082	3,287
Provision for income taxes	602	371

Net income	$4,480	$2,916

PER SHARE DATA:

Net income per common share

Basic	$0.24	$0.15

Diluted	$0.23	$0.15

Weighted average number of shares
Basic	18,963	18,929
Diluted	19,515	19,302

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,000	$1,636
Accounts receivable, net	102,314	101,353
Current maturities of notes receivable from affiliates	126	145
Prepaid expenses	8,376	5,336
Prepaid tires	7,647	7,360
Other	10,577	4,872

Total current assets	131,040	120,702
Property and equipment, net	115,108	115,199
Assets held-for-sale	147	158
Goodwill	133,593	133,138
Intangibles, net	1,116	1,165
Notes receivable from affiliates, net	79	112
Other assets	11,429	11,931

Total assets	$392,512	$382,405

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,516	$1,515
Accounts payable	11,983	16,609
Affiliates and independent owner-operators payable	14,661	11,979
Accrued expenses	26,364	22,046
Environmental liabilities	6,685	8,516
Accrued loss and damage claims	9,657	9,598

Total current liabilities	70,866	70,263
Long-term indebtedness, less current maturities	292,001	287,601
Environmental liabilities	8,643	8,643
Accrued loss and damage claims	25,032	25,032
Other non-current liabilities	10,176	10,213
Deferred tax liability	792	930

Total liabilities	407,510	402,682
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ DEFICIT:
Common stock, no par value; 29,000 authorized, 19,133 issued at March 31, 2006 and 19,123 issued at December 31, 2005	358,526	359,772
Treasury stock, 74 and 93 shares at March 31, 2006 and December 31, 2005, respectively	(766)	(1,042)
Accumulated deficit	(164,506)	(168,710)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(19,005)	(19,079)
Stock purchase warrants	50	54
Unearned compensation, restricted stock and stock units	—	(1,975)
Stock subscriptions receivable	(1,541)	(1,541)

Total shareholders’ deficit	(16,831)	(22,110)

Total liabilities, minority interest and shareholders’ deficit	$392,512	$382,405

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Three months ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,480	$2,916
Adjustments to reconcile to net cash and cash equivalents used in Operating activities:
Depreciation and amortization	3,937	4,453
Bad debt expense	(420)	633
Foreign currency transaction loss	75	11
Loss on disposal of property and equipment	(157)	(28)
Write-off of deferred financing costs	—	1,110
Stock based compensation	725	164
Amortization of deferred financing costs	454	445
Amortization of bond discount	61	51
Minority dividends	36	36
Changes in assets and liabilities:
Accounts and other receivables	(541)	(6,600)
Notes receivable from affiliates	52	94
Prepaid expenses	(3,040)	(3,206)
Prepaid tires	(287)	(385)
Other assets	(5,772)	(981)
Accounts payable and accrued expenses	(3,945)	(133)
Environmental liabilities	(1,831)	(73)
Accrued loss and damage claims	59	(3,626)
Affiliates and independent owner-operators payable	2,682	4,270
Other liabilities	(36)	(63)

Net cash used in operating activities	(3,468)	(912)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,309)	(2,623)
Acquisition of business	(3,414)	—
Proceeds from sales of property and equipment	2,633	799

Net cash used in investing activities	(4,090)	(1,824)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	83,300
Principal payments on long-term debt and capital lease obligations	(378)	(77,850)
Proceeds from revolver	58,200	28,300
Payments on revolver	(53,500)	(34,100)
Deferred financing fees	—	(2,759)
Change in book overdraft	3,637	4,093
Minority dividends	(36)	(36)
Other stock transactions	—	76

Net cash provided by financing activities	7,923	1,024

Net increase (decrease) in cash and cash equivalents	365	(1,712)

Effect of exchange rate changes on cash	(1)	3
Cash and cash equivalents, beginning of year	1,636	2,700

Cash and cash equivalents, end of period	$2,000	$991